EXHIBIT 99.1 NEWS RELEASE DATED DECEMBER 8, 2006

News Release: December 8, 2006

Contact: Connie Waks

206.340.2305 cwaks@fhlbsea.com

Federal Home Loan Bank of Seattle Resumes Payment of Dividends

Seattle -- The Board of Directors of the Federal Home Loan Bank of Seattle (Seattle Bank) has declared a cash dividend of $2.2 million or $.10 per share. The third-quarter dividend, which will be paid in December 2006, represents approximately 24 percent of the bank's third-quarter 2006 GAAP net income of $9.1 million.

"We are extremely pleased that the Seattle Bank is once again in a position to pay a dividend on our members' investments in our cooperative," said Seattle Bank president and CEO James E. Gilleran. "The bank has maintained a consistent earnings trend throughout 2006, and we look forward to increasing profitability in the years ahead. We believe that providing this return to our members is a very positive step that will favorably impact our continued business growth."

The Seattle Bank's regulator, the Federal Housing Finance Board, has allowed the bank to resume paying cash dividends on a quarterly basis, subject to a formula outlined in the Seattle Bank's Form 8-K to be filed with the Securities and Exchange Commission (SEC).

About the Seattle Bank

The Federal Home Loan Bank of Seattle is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. Our funding and financial services enable more than 375 member institutions to provide their customers with greater access to mortgages, commercial loans, and affordable housing. The Seattle Bank commits 10 percent of its annual profits to help fund affordable housing and homeownership.

The Seattle Bank serves eight states, Guam, and the Northern Mariana Islands. Our members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.

The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. Together, the Federal Home Loan Banks represent one of the country's largest private sources of liquidity and funding for community financial institutions, as well as funding for affordable housing.

This press release includes forward-looking statements regarding the bank's future financial performance. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual performance and future bank actions, including the payment of dividends, may differ materially from projections because of many factors. Such factors may include, but are not limited to, business and capital management plan adjustments and amendments, changes in the bank's management and Board of Directors, regulatory actions or approvals, competitive pressure from other Federal Home Loan Banks and alternative funding sources, accounting adjustments or requirements, interest-rate volatility, the bank's ability to maintain adequate capital levels, changes in projected business volumes, our ability to appropriately manage our cost of funds, changes in our membership profile or the withdrawal of one or more large members, the cost-effectiveness of our funding, hedging and asset-liability management activities, shifts in demand for our products and consolidated obligations, and general economic conditions. Additional factors are discussed in the Seattle Bank's Form 10-Q for the quarter ended September, 30, 2006, and its Form 10, which went effective May 30, 2006, which are available on the Seattle Bank's Web site at www.fhlbsea.com. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.